UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

CĪON Investment Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00941	45-3058280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Park Avenue, 25th Floor New York, New York 10017
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 418-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CION	The New York Stock Exchange
7.50% Notes due 2029	CICB	The New York Stock Exchange
7.50% Notes due 2031	CICC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On September 17, 2026, CĪON Investment Corporation (“CION”) entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Senior Loan Fund Partners, LLC (the “Joint Venture”), a newly formed Delaware limited liability company, with certain institutional investors as members (the “Investors”). The Joint Venture is expected to invest primarily in senior secured first lien loans to U.S. middle-market companies.

The Joint Venture was capitalized with two investment tranches: (i) $125.0 million in senior secured notes (the “Notes”) issued by the Joint Venture solely to certain Investors at a purchase price of 98.25% and (ii) $59.7 million in membership interests in the Joint Venture (the “LLC Interests”), with CION holding 80.0% as common LLC Interests and certain Investors holding 20.0% as preferred LLC Interests. The preferred LLC Interests carry an 11.50% cumulative annual dividend and a priority claim over distributions to common LLC Interests. The combined proceeds were used by the Joint Venture to acquire a portfolio of senior secured first lien loans from CION at fair market value consisting of 20 first lien loans with an aggregate par of approximately $180.3 million and an aggregate fair value of $180.0 million, resulting in an implied purchase price of 99.8% of par. The net proceeds to CION were approximately $132.3 million, which CION will use to repay a portion of its outstanding debt and the remainder, if any, for general corporate purposes.

The Notes will bear interest at the three-month secured overnight financing rate (“SOFR”) plus 4.75% per year (subject to a 1.00% SOFR floor), carry a seven-year final maturity and are rated investment grade. The Joint Venture will have a two-year investment period. The Notes include a 100% cash flow sweep directing all excess cash after the investment period to repay principal on the Notes until repaid in full. During the investment period, quarterly excess collections are applied to Note interest, expenses, preferred LLC Interest distributions, and then board-approved reinvestment or distributions.

The business and affairs of the Joint Venture are managed by a board of managers (the “Board”), which consists of four managers, with CION and the Investors each designating two managers. All material decisions relating to the Joint Venture, including all investment, governance, and valuation decisions, are vested in the Board. All Board actions require the unanimous approval of all Board members present, which must consist of at least one board member appointed by each of CION and the Investors. CION Investment Management, LLC, CION’s investment adviser, will serve as administrator for the Joint Venture providing administrative services including portfolio management, valuation, accounting, reporting, and tax-related services.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2026	CĪON INVESTMENT CORPORATION

	By:	/s/ Michael A. Reisner
Michael A. Reisner
Co-Chief Executive Officer